Lease Agreement for Daxiang International Center

Lessor: Hangzhou Bomi Asset Management Co., Ltd (Party A)

Representative: Lu Peier	Phone: 13655811731

Lesser (Party B): CAT9 GROUP Inc. (Chongqing CAT9 Industrial Co., Ltd)

Business License/ ID number:	9150 0113 3049 1747 5Y

Representative: Li Feihong (Li Hong)	Phone: 13251470028

According to the People's Republic of China Contract Law, People's Republic of China City Real Estate Management Law and other relevant laws and regulations, on the basis of equality, voluntary, consensus based, Party A and Party B reached the following agreement regarding to property leasing matter:

1. Property location and area leased by Party B.

The property leased by Party B located in Room A-2202, Daxiang International Center, Number 600, Minhe Road, Hangzhou City. The area is 460 square meters, and both parties bear a half, each party hold 230 square meters.

2. The decoration and facilities of the property is in accordance with physical objects, and Party A has finished the decoration.

3. Purpose: It is only used for office.

4. Delivery date and termination.

The leasing termination is from 2017.10.1 to 2019.12.31.

5. Agreement about rent, deposit and property management

5.1 termination and rent

Both parties agreed the rent is calculated according to 2.2 RMB per square meter each day. The total rent of a month is 15,390 RMB (calculated by 365 days and 12 months), and the rent of a year is 184,680 RMB. The rent of the second year will increase 5% of the rent of the last year. The property can be used after paying rent, and the payment method is firstly pay for 3 months, and then pay for 6 months each time, the rent for each period is as follow:

Period	Date	Rent	Remark
1	2017.10.1—2017.12.31	46170	(3 months)
2	2018.1.1—2018.6.30	92340	(6 months)
3	2018.7.1—2018.12.31	92340	(6 months)
4	2019.1.1—2019.6.30	96950	(6 months)
5	2019.7.1—2019.12.31	96950	(6 months)

Remark: The rent shall be paid before the designated date above. And the property will be used only after paying the rent.

5.2 The above fees are paid in accordance with the principle of use after payment, except for the first three months, the monthly payment cycle is 6 months. The initial cost is paid in the effective date of the agreement. And then, Party B shall pay the rent for the next period at one time to Party B 15 days after the termination of the last period. Party B must pay the rent on time, if the rent is delayed more than 5 working days, Party A shall have the right to terminate this contract at any time, and Party B is liable for breach of contract.

5.3 After signing the leasing agreement with Party A, Party B shall comply with the terms of Property Management Agreement of Gaoli International Property Management Co., Ltd and all kinds of regulations related with its property management service. From 2017.10.1, the day of the signature, the property management fee will be calculated, and both parties bear a half.

5.4 From the date when Party A formally delivers the Party B to the Party B, to the date when the contract is terminated, both parties share the cost of the property electricity, net fee and air conditioning and each party bear a half.

5.5 Party A will pay for the property management fee, electricity fee, air conditioning fee and public energy expenditure before delivery to Party B, which has nothing to do with Party B. After the delivery of the property to Party B, the property management fee, electricity charge, air conditioning fee, public energy expenditure and so on shall be shared by the Party A and Party B and each party pays a half. And Party B shall pay the relevant expenses to Party A on time.

5.6 Property management fees are shared by both parties and each party pays a half. The matters relating to property management shall be in accordance with the property management contract of Property Management Company .

6. Guarantee clause

Party B will pay Party A two months' property rent as on the date of signing this contract, which will be used as the deposit of the rental property. The total amount of the deposit is RMB 30,780 yuan. During the period of the contract, the deposit is kept by Party A, and Party A shall have the right to directly use this to offset margin delay in payment, and unpaid rent, unpaid property charges and penalty of Party B, and damages and losses to Party A by. On the expiry of the lease termination of the contract, After settlement of the rent and expense and delivery of the property (including but not limited to the payment of all rent and expenses and fully fulfill all the responsibilities and obligations under this contract), if there is no situation that the deposit shall be used for the offset margin, Party A shall return the deposit back to Party B without interest.

If there is any circumstance happening, Party A do not need to return the deposit, and can own the deposit:

6.1 Party B damages rental housing decoration, equipment and other facilities, and refuses to pay for it.

6.2 Party B fails to pay the rent, property charge and other expenses more than 10 working days at the agreed time.

6.3 Party B unilaterally terminate the contract ahead of time.

7. Housing use requirements and maintenance responsibilities

7.1 During the lease period, Party B shall notify the Party A to contact with property company to repair the damage which it found happening to the property and its ancillary facilities, and Party A shall arrange maintenance within 10 days after receiving the notice of Party B.

7.2 During the lease period, Party B shall reasonably use and take good care of the property and its ancillary facilities. Party B shall be responsible for the maintenance and repair of the property and its auxiliary facilities due to improper use or unreasonable use of Party B, resulting in damage or failure. If Party B refuses to repair, Party A can repair it and the cost shall be borne by Party b.

7.3 During the lease period, Party A guarantees that the property and its ancillary facilities are in the normal state of use. Party A shall notify Party B 5 days prior to the inspection and maintenance of the building. Party B shall cooperate when the property is in inspection and maintenance. Party A shall reduce the influence on Party B's use.

7.4 Party B should obtain Party A's prior written consent if it takes another decoration or additional facilities and equipment, and can only start to do after get the approval of the relevant departments if it is necessary. Party B shall be responsible for the maintenance of additional facilities attached by Party B.

8. During lease period, Party A shall implement the following rights and obligations:

8.1 Ask the rent according to the agreement.

8.2 Guarantee the decoration and facilities of the leased property are in accordance with the agreement.

8.3 Deliver the leased property to Party B to use according to the agreed date.

8.4 Get the permission of Party B if Party A needs to change the leased property of Party B.

8.5 If Party A wants to sell the rental housing to the third party, it shall notify Party B in written in advance. Party B should be submit to exercise the preemptive right in written within 10 working day after receiving the notice of Party A, and sign Commercial Housing Sales Contracts with Party A within twenty working days. If Party A sell the property to a third party, the contract should be presented to the transferee, and ensure that Party B has the continuous and complete lease right and related rights, or will be responsible for the loss suffered by Party B.

9. During the leasing period, Party B shall implement the following rights and obligations:

9.1 Party B shall pay the property rent and property management fee in time and in full, and the relevant taxes involved in the rent shall be borne by Party B.

9.2 Party B shall use rental housing and facilities proper, shall not change and destruct the housing structures and ancillary equipment and facilities; if it is necessary to change, it must obtain the written consent of Party A and the relevant departments for approval to change the use and safety, and shall not affect the adjacent property and the costs incurred shall be borne by Party B.

9.3 Party B shall not damage the decoration and all kinds of facilities and equipment in the property.

9.4 Without the consent of Party A, the property shall not be leased, lent, or exchanged by Party B, and Party B shall not change the nature of rental housing, and shall not regard the rental housing as production, processing, and other places to live.

9.5 If Party B shall return the property back after the termination, it shall return the property to the party in good condition to Party A within 5 days. As of late delivery, Party A has the right to charge a year cycle double monthly rental housing fees; if overdue for more than 15 days, it is regarded as that Party B gives up rental housing within the goods, and Party A shall have the right to deal with all goods in the property.

9.6 Party B shall not use the leased property for illegal activities, and shall not carry out activities detrimental to Party A and other owners and the interests of the property owner, and shall not carry out activities harmful to the building.

9.7 Party B should be responsible for the fire management of rental housing and actively cooperate with the property management institutions to fire management of the public part.

10. Liability for breach of contract

10.1 Party A shall pay the overdue penalty for 3‰ of the total amount of the rent and the expenses of the property management if it does not deliver the property on time.

10.2 Party B shall pay the liquidated damages by 3‰ of the total amount of the rent, property management fee and so on if it delays to pay these expenses. If did not pay the fee overdue 10 days, in addition to daily expenses according to 3‰ of the total payment, Party A has the right to terminate the contract, and has the right to take coercive measures to ask Party B to move, and all economic losses arising therefrom shall be borne by Party B.

10.3 The damage the decoration and facilities in the property caused by Party B shall be paid according to their original price.

10.4 If the lease term is not full, and Party B unilaterally terminates the contract, in addition to the nonrefundable deposit, it shall bear the liquidated damages equal to the rent of the current period of three months.

10.5、If Party B sublet, lend, exchange the rented housing, rental properties, and change the use of the housing, use the rental housing for the production, processing and other places without the approval from Party A, Party A has the right to terminate the contract, in addition to pay the deposit shall not be refunded, should also bear the equivalent of three months of the current rent.

Remark: A Period is showed in the sheet of the first page of the agreement, and regard the last period of the period payable (half of a year) as a period.

11. Other matters

11.1 The lease contract will automatically expire on the date of expiration of the agreement. If Party B needs to continue to lease, it shall submit the requirement in writing 2 months before the expiry, and Party B has the priority to lease under the same conditions, and shall sign the agreement 2 months before the expiry; if Party B fails to make the written request or not to renew the agreement 2 months before the expiration, it will be regarded as a waiver of renewal. Party B does not renew, it shall notify Party A 3 months before the expiry.

11.2 Party B shall abide by the relevant regulations on property management established by the building property management institution. If it is violated, it shall be responsible for all responsibilities and compensate to Party A in full if there is any damage to Party A..

11.3 The losses caused by the force majeure cause the lease property and its equipment and facilities damaged and cause the normal operation will be borne by each party respectively.

11.4 Party A only acts as lessor and does not guarantee the legality and profitability of Party B's operation. The legitimacy and profitability of Party B shall be borne by itself.

11.5 Any notice issued by either party may be submitted by hand or sent to the other party by courier service or E-mail form of China Post EMS. The date of effective service shall be determined by the following methods:

(1)	The person specially assigned to deliver it shall be deemed to be served on the date of delivery;

(2)	The courier service of China Post EMS is sent at the following address, which is deemed to be served on the third working day after mailing.

If a party changes the notice address, it shall notify the other party in writing within ten working days from the date of change; otherwise, the notified party shall bear the related responsibility thereof.

12. If there is any dispute in the performance of this contract, both parties may negotiate and settle the dispute. If the consultation fails, either party may sue the people's court at the place of the property.

13. If there is any matter not covered in this contract, both parties can negotiate separately, the supplementary agreement shall be signed by both parties or stamped with the contract has the same legal effect.

14. This contract is made out of two copies, and each party holds one, and they will be effective after signatures and seal of both parties, and after Party B pays the rent and deposit.

Party A: Hangzhou Bomi Assets Management Co., Ltd Party B: Chongqing CAT9 Industrial Co., Ltd

Representative: Lu Peier	Representative: Li Feihong ( Li Hong)

Signature date:	2017.09.23

Signature place:	Room A2202, Daxiang International Center, Number 600, Minhe Road, Hangzh